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                                                            Exhibit 12.1

                                   CellStar Corporation
                      Computation of Ratio of Earnings to Fixed Charges

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                                                                                                        Nine Months Ended
                                                        Year Ended December 31,                             August 31,
                                             1992       1993    1994      1995       1996                1996       1997
Income (loss) before taxes                   1,868    12,896    25,276    30,338    (6,866)            (13,029)   48,945

Fixed charges:
  Interest expense                           1,229     1,401     1,016     6,144     8,350               6,861     5,514
  Debt costs                                     -         -       545     1,109       433                 330       344
  One-third of rent expense                    230       352       696     1,031     1,424                 805       841
                                             ----------------------------------------------            -----------------

Operating income (loss) before income
  taxes and fixed charges                    3,327    14,649    27,533    38,622     3,341              (5,033)   55,644

Total fixed charges                          1,459     1,753     2,257     8,284    10,207               7,996     6,699
                                             ----------------------------------------------            -----------------

Ratio of earnings to fixed charges(1)          2.3       8.4      12.2       4.7       0.3                   -       8.3
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(1) For the year ended November 30, 1996 and nine months ended August 31, 1996, earnings were inadequate to cover fixed charges by $6.9 million and $13.0 million, respectively.